Exhibit 5.1


                                                               December 18, 2001

Ross Systems, Inc.
Two Concourse Parkway, Suite 800
Atlanta, GA 30328



                         Re:  Registration Statement on Form S-8

Ladies and Gentlemen:


     We have examined the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Ross Systems, Inc., a Delaware corporation (the "Registrant" or "you"), with the Securities and Exchange Commission on or about December 19, 2001, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock, $.001 par value (the "Shares"), reserved for issuance pursuant to the 1991 Employee Stock Purchase Plan and the 1998 Stock Option Plan (the "Plans"). As your legal counsel in connection with this transaction, we have reviewed the proceedings taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

     It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements that accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.



                                          Very truly yours,



                                          WILSON SONSINI GOODRICH & ROSATI
                                          Professional Corporation

                                          /s/ Wilson Sonsini Goodrich & Rosati
                                          ------------------------------------
                                          Wilson Sonsini Goodrich & Rosati